                                                                    EXHIBIT 10.3

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement (this "AGREEMENT") is made and entered into as of this 6th day of May, 2004, by and between BioSource International, Inc., a Delaware corporation (the "COMPANY") and Alan Edrick ("EXECUTIVE").

      1. ENGAGEMENT AND DUTIES.

            1.1 Commencing upon May 10th, 2004 (the "EFFECTIVE DATE"), and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation of Executive Vice President-Chief Financial Officer of the Company. Notwithstanding the foregoing, Executive acknowledges and agrees that for purposes of transition, Charles Best, the Company's current Chief Financial Officer will continue to function with that title until the effective date of his resignation which shall be the close of business on May 14, 2004, at which time Executive shall assume full responsibility as the Company's Chief Financial Officer. Executive hereby accepts such engagement and employment.

            1.2 Executive's duties and responsibilities shall be those normally and customarily vested in the office of Executive Vice President-Chief Financial Officer of a corporation, subject to the supervision, direction and control of the Chief Executive Officer ("CEO") of the Company. In addition, Executive's duties shall include those duties and services for the Company and its affiliates as the CEO shall from time to time reasonably direct. Executive shall report directly to the CEO.

            1.3 Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, render any material services to any other business concern. Executive will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

            1.4 Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from an office or offices provided by the Company in Camarillo, California, or such other location as the CEO may from time to time determine.

      2. TERM OF EMPLOYMENT. Executive's employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest of:

                  (a) the close of business on May 9, 2008;

                  (b) the death of Executive;

                  (c) delivery to Executive of written notice of termination by the Company following Executive's inability to substantially perform his duties for a period of 90 days in any twelve month period as the result of a physical or mental disability, with such determination of disability to be made by a physician selected by the Company. Executive agrees that he will submit to a physical or mental examination by such physician on a mutually agreed-upon date following the 90 days of purported disability;

                  (d) delivery to Executive of written notice of termination by the Company "for cause," by reason of: (i) any act or omission knowingly undertaken or omitted by Executive with the intent of causing material damage to the Company, its properties, assets or business or its stockholders, officers, directors or employees; (ii) any act of Executive which results in loss or damage to the Company and material personal profit to Executive without the Company's prior consent including, without limitation, any fraud, misappropriation or embezzlement, involving properties, assets or funds of the Company or any of its subsidiaries; (iii) Executive's failure to substantially perform his assigned duties or his obligations under this Agreement following written notice of the specific performance failure from the CEO to Executive pursuant to paragraph 10.2 herein, and a failure or refusal by Executive to correct the designated performance failure within thirty (30) days of receipt of notice or such longer period as would reasonably be required to cure the subject performance failure; (iv) Executive's conviction of, or pleading nolo contendere to, (1) any crime or offense involving unlawful misappropriation of monies or other property of the Company; (2) any felony offense; or (3) any crime of moral turpitude; or (v) the use of illegal drugs or the abuse of prescription or over-the-counter drugs or alcohol;

                  (e) delivery to Executive of written notice of termination by the Company "without cause;"

                  (f) delivery to the CEO by Executive of written notice of termination for "good reason" by reason of: (1) the Company's failure to satisfy any of its contractual obligations under this Agreement following written notice of the specific performance failure from Executive to the CEO pursuant to paragraph 10.2 herein, and a failure or refusal by the Company to correct the designated performance failure within thirty (30) days of receipt of notice or such longer period as would reasonably be required to cure the subject performance failure; or (2) the discontinuance of Company operations other than as a result of a change of control; or

                  (g) delivery to the CEO by Executive of Executive's resignation.

      3. COMPENSATION; EXECUTIVE BENEFIT PLANS.

            3.1 The Company shall pay to Executive a base salary at an annual rate of one hundred ninety thousand dollars ($190,000.00) during each fiscal year of this Agreement, subject to upward adjustment on an annual basis by the CEO. The base salary shall be payable in installments throughout each year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company. In the event that Executive's employment terminates pursuant to Section 2(e) or (f), above, the Company shall continue to pay Executive's then-current base salary for a period of 9 months following the effective date of such termination, and Executive shall retain only those options described in Section 3.4, below, that have vested prior to the effective date of such termination. Notwithstanding the foregoing, the Company shall not be obligated to pay Executive any amounts hereunder following the termination of Executive's employment pursuant to Section 2(e) or (f), above, from and after any time that Executive accepts an employment or consulting position with any person or entity that is determined by the CEO, in the exercise of his reasonable discretion, to be a competitor of the Company.

            3.2 In addition to the base salary to be paid to Executive hereunder, the Company shall pay to Executive the gross amount of seventy two thousand dollars ($72,000) as a signing bonus ("Signing Bonus"), payable in thirty equal monthly installments of $2,400 each commencing upon the Effective Date and ending on the earlier of November 10, 2006 or the date upon which Executive's employment with the Company terminates for any reason.

            3.3 In addition to the Base Salary and the Signing Bonus to be paid to Executive hereunder, the Company shall pay Executive a performance bonus (the "PERFORMANCE BONUS") in an amount to be determined in accordance with a management incentive plan (the "MIP") approved annually in a resolution adopted by the Compensation Committee. The MIP will provide for the payment of an annual Performance Bonus equal to 30% of the then current base salary upon achieving the "target" objectives set forth in the MIP, and payments of such lesser or greater amounts upon achieving results less than or greater than the "target" objectives as shall be contained in the MIP. Executive's Performance Bonus potential for 2004 shall not be prorated for time in position and shall be calculated as if Executive were employed for the full year.

            3.4 Executive shall be granted an option to purchase 100,000 shares of Common Stock at a per share exercise price equal to the "fair market value" of such shares on the Effective Date (as defined in the Company's 2000 Non-Qualified Stock Option Plan (the "STOCK PLAN")). The Options shall be issued pursuant to the terms of the Stock Plan, and shall vest as to 25% of the Options on the first anniversary of the date of grant, and as to 1/48th of the Option on the last day of each calendar month thereafter until fully vested. The option agreement shall provide for the acceleration of all vesting upon a change of control, as defined in the option agreement, that occurs prior to the termination of this Agreement.

            3.5 Executive shall be entitled to reimbursement from the Company for the reasonable business costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies as adopted or approved from time to time by the CEO for executive officers.

            3.6 The Company may deduct from any compensation payable to Executive the requisite amounts to comply with local, state and federal withholding obligations, as well as previously authorized deductions.

      4. OTHER BENEFITS. During the term of his employment hereunder, Executive shall also be eligible to participate in all operative employee benefit and welfare plans of the Company including, but not limited to, group life, medical, disability and other insurance plans, and PTO benefits, on the same basis and terms applicable to employees of the Company whose level of management and authority is comparable to that of Executive.

      5. CONFIDENTIALITY OF PROPRIETARY INFORMATION AND MATERIAL.

            5.1 Industrial Property Rights. For the purpose of this Agreement, "INDUSTRIAL PROPERTY RIGHTS" shall mean all of the Company's patents, trademarks, trade names, inventions, copyrights, know-how or trade secrets, formulas and science, now in existence or hereafter developed or acquired by the Company or for its use, relating to any and all products and services which are developed, formulated and/or manufactured by the Company.

            5.2 Trade Secrets. For the purpose of this Agreement, "TRADE SECRETS" shall mean any formula, pattern, device, or compilation of information that is used in the Company's business and gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it. This term includes, but is not limited to, information relating to the marketing of the Company's products and services, including price lists, pricing information, customer lists, customer names, the particular needs of customers, information relating to their desirability as customers, non-public financial information, intangible property and other such information which is not in the public domain.

            5.3 Technical Data. For the purpose of this Agreement, "TECHNICAL DATA" shall mean all information of the Company in written, graphic or tangible form relating to any and all products which are developed, formulated and/or manufactured by the Company, as such information exists as of the Effective Date or is developed by the Company during the term hereof.

            5.4 Proprietary Information. For the purpose of this Agreement, "PROPRIETARY INFORMATION" shall mean all of the Company's Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of Executive prior to Executive's employment with the Company, (ii) may be obtained from readily available and public sources of information, (iii) is lawfully disclosed to Executive after termination of Executive's employment by a third party which does not have an obligation to the Company to keep such information confidential, or (iv) is independently developed by Executive after termination of Executive's employment without utilizing any of the Company's Proprietary Information.

            5.5 Agreement Not To Copy Or Use. Executive agrees, at any time during the term of his employment and for a period of three (3) years thereafter, not to copy, use or disclose (except as required by law after first notifying the Company and giving it an opportunity to object) any Proprietary Information without the Company's prior written permission; provided, however, that this provision does not apply to use by Executive of Proprietary Information within the course and scope of employment with the Company. The Company may withhold such permission as a matter within its sole discretion during the term of this Agreement and thereafter.

      6. RETURN OF CORPORATE PROPERTY AND TRADE SECRETS. Upon any termination of this Agreement, Executive agrees to return to the Company all Proprietary Information or tangible property of the Company in his possession, custody or control.

      7. DISCOVERIES AND INVENTIONS.

            7.1 Disclosure. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product or work of authorship, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, whether or not during regular working hours (hereinafter referred to as "DEVELOPMENTS"), either solely or in collaboration with others, (a) during the term of this Agreement or
(b) within six months after the term of this Agreement, if relating either directly or indirectly to the business, products, practices, techniques or confidential information of the Company.

            7.2 Assignment. Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments; provided, however, that, in accordance with California Labor Code Sections 2870 and 2872, the provisions of this Section 7 shall not apply to any Development that the Executive developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information except for those Developments that either:

                        (a) relate at the time of conception or reduction to practice of the Development to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

                        (b) result from any work performed by Executive for the Company.

            7.3 Assistance of Executive. Upon request and without further compensation therefore, but at no expense to Executive, and whether during the term of this Agreement or thereafter, Executive will do all reasonable lawful acts including, but not limited to, the execution of papers and lawful oaths and the giving of testimony reasonably necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording the Company's complete ownership and title thereto, subject to the proviso in Section 7.2 hereof, and Executive will otherwise reasonably cooperate in all proceedings and matters relating thereto.

            7.4 Records. Executive will keep complete and accurate accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, subject to the proviso in Section 7.2 hereof, and, upon request by the Company, Executive will promptly surrender the same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

            7.5 Obligations, Restrictions and Limitations. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him and relating to his employment with the Company during the term of this Agreement, and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

      8. NON-SOLICITATION COVENANT.

            8.1 Nonsolicitation and Noninterference. During the term of this Agreement and for a period of two years thereafter, Executive shall not (a) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere adversely with the relationship between any such employee and the Company, (b) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any third person, firm or corporation or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company.

            8.2 Indirect Solicitation. Executive agrees that, during the term of this Agreement and the period covered by Section 8.1 hereof, he will not assist or encourage any other person in carrying out any activity that would be prohibited by the provisions of Section 8.1 if such activity were carried out by Executive.

      9. INJUNCTIVE RELIEF. Executive acknowledges the Company's concern that, in the event of any breach by Executive of the provisions contained in Sections 5, 6, 7 and 8 of this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any purported breach by Executive of the provisions of Sections 5, 6, 7 and 8 of this Agreement, the Company may seek temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction as permitted under the law; provided, however, that nothing contained in this Section 9 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.

      10. MISCELLANEOUS.

            10.1 Arbitration. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement or their employment relationship. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Los Angeles County or Ventura County, California, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration, except that the prevailing party shall recover all of such party's costs and reasonable attorneys' fees incurred in each and every such arbitration unless otherwise required by law.

            10.2 Notices. All notices, requests and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

                  If to Company:

                            BioSource International, Inc.
                            542 Flynn Road
                            Camarillo, CA 93012
                            Attn: CEO

                  If to Executive:

                            [provide address]

            Any Notice duly given shall be deemed to have been provided on the earlier of the date received or the fifth day following mailing when sent by U.S. Mail. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

            10.3 Entire Agreement. This Agreement sets forth the entire agreement between the parties relating to the rights herein and the obligations herein assumed, and supersedes any and all previous negotiations, agreements and/or understandings of any kind relating to the subject matter hereof. Any oral representations or modifications concerning this Agreement shall be of no force or effect. This Agreement can be modified only in the form of a writing signed by both parties hereto. The parties expressly waive application of any local, state, federal or foreign law, statute or judicial decision allowing verbal modifications, amendments, or additions to a contract notwithstanding an express provision requiring a writing signed by the parties.

            10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined by an arbitrator or a court of competent jurisdiction to be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            10.5 Attorneys' Fees. Consistent with 10.1 herein, if any proceeding is instituted to remedy, prevent or obtain relief from a breach in the performance by any party of its obligations under this Agreement, the prevailing party shall recover all of such party's costs and reasonable attorneys' fees incurred in each and every such proceeding, including any and all appeals or petitions therefrom.

            10.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

            10.7 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

            10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            10.9 Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

      In witness whereof, the parties have executed this Agreement as of the date first set forth above.

Company:                                        Executive:

BIOSOURCE INTERNATIONAL, INC.                   ALAN EDRICK

By:_________________________________            By: __________________________

   Terrance J. Bieker, President and CEO